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                                AMENDED & RESTATED                     EXH. 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 FLASHCOM, INC.

                        (Pursuant to Sections 228, 242 and 245 of the
                      General Corporation Law of the State of Delaware)

        The undersigned, Richard Rasmus, hereby certifies that:

        FIRST: He is the duly elected and acting President of Flashcom, Inc. a Delaware corporation ( the "Corporation").

        SECOND: That the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 20, 1999.

        THIRD: This Amended and Restated Certificate of Incorporation restates and amends the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 4, 1999, as amended to date.

        FOURTH: The Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety as follows:

                                    ARTICLE I

                                      NAME

        The name of this Corporation is Flashcom, Inc.

                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT

        The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of the Corporation's registered agent at that address is the Corporation Service Company.

                                   ARTICLE III

                                     PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.



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                                   ARTICLE IV

                                AUTHORIZED SHARES

        4.1 Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Hundred Fifty Million (150,000,000). One Hundred Million (100,000,000) shares shall be Common Stock, $0.001 par value per share, and Fifty Million (50,000,000) shares shall be Preferred Stock, $0.001 par value per share.

        4.2 Rights, Preferences and Restrictions of Preferred Stock. The initial two series of Preferred Stock shall be designated as "Series A Preferred Stock," consisting of Five Million Eight Hundred Thousand (5,800,000) shares, and the "Series B Preferred Stock," consisting of Thirteen Million (13,000,000) shares. The rights, preferences and restrictions granted to and imposed on the Series A Preferred Stock and Series B Preferred Stock are set forth below in this Article IV, at Section 4.3. The Board of Directors of this corporation (the "Board of Directors") is expressly authorized to provide for the issuance of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware.

        The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                      (a) The number of shares constituting that series and the distinctive designation of that series;

                      (b) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                      (c) Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

                      (d) Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                      (e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                      (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and



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                      (g) The rights of the shares of that series in the event
        of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.

        Subject to compliance with applicable protective voting rights which have been granted to the Preferred Stock or series thereof in Certificates of Designation or the corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        4.3 Rights, Preferences and Restrictions of Series A and Series B Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the two initial series of Preferred Stock, which shall be designated "Series A Preferred Stock" and "Series B Preferred Stock" and which shall consist of Five Million Eight Hundred Thousand (5,800,000) shares and Thirteen Million (13,000,000) shares, respectively, are as set forth below in this Section 4.3 of Article IV.

               4.3.1 Dividend Provisions. Subject to the rights of any series of Preferred Stock which may hereafter come into existence, the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive noncumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of Twenty-Three Cents ($0.23) per annum per share and Fifty-Three Cents ($0.53) per annum per share, respectively, as adjusted for any stock splits, combinations or dividends following the effectiveness of this Amended and Restated Certificate of Incorporation with respect to such Series of Preferred Stock, payable when, as, and if declared by the Corporation's Board of Directors. In the event the Board of Directors elects to declare dividends in excess of the preferential amounts referred to above, then such dividends shall be declared equally on the Series A Preferred Stock, Series B Preferred Stock and Common Stock, treating each share of Series A Preferred Stock and Series B Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which such share is then convertible.

               4.3.2  Liquidation, Dissolution or Winding Up.

                      (a) Preferences of Series A and Series B Preferred Stock. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, subject to the rights of any series of Preferred Stock which may hereafter come into existence, (i) holders of each share of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, whether such

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assets are capital, surplus or earnings, an amount equal to Two Dollars
Eighty-Three and Two One-Hundredths Cents ($2.8302) per outstanding share (as adjusted for any stock dividends, combinations or splits following the effectiveness of this Amended and Restated Certificate of Incorporation with respect to such shares) (the "Original Series A Issue Price"), plus any declared but unpaid dividends (collectively, the "Series A Liquidation Amount"), and (ii) holders of each share of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, whether such assets are capital, surplus or earnings, an amount equal to Six Dollars and Fifty-Seven Cents ($6.57) per outstanding share (as adjusted for any stock dividends, combinations or splits following the effectiveness of this Amended and Restated Certificate of Incorporation with respect to such shares) (the "Original Series B Issue Price"), plus any declared but unpaid dividends (collectively, the "Series B Liquidation Amount"), before any sums shall be paid or any assets distributed among the holders of shares of Common Stock or shares ranking junior on liquidation to the Series A and Series B Preferred Stock. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock and Series B Preferred Stock of the amounts thus distributable, then, subject to the liquidation preferences of any subsequently designated series of Preferred Stock, the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock, in proportion to the full preferential amount which each such holder would otherwise be entitled to receive. After such payment shall have been made in full to the holders of the Series A Preferred Stock and Series B Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock and Series B Preferred Stock so as to be available for such payment, subject to the rights of any subsequently designated series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock) until the holders of Series A Preferred Stock have received an aggregate amount equal to 1.5 times the Original Series A Issue Price, (including the Series A Liquidation Amount as set forth above). Thereafter, the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of Common Stock.

                      (b) Consolidation and Merger. A consolidation, reorganization or merger, or similar transaction or series of transactions, (other than a consolidation, reorganization or merger, or similar transaction or series of transactions, in which the holders of voting securities of the Corporation immediately before the consolidation, reorganization or merger, or similar transaction or series of transactions, own (immediately after the consolidation, reorganization or merger, or similar transaction or series of transactions,) voting securities of the surviving or acquiring corporation, or of a parent party of such surviving or acquiring corporation, possessing more than 50% of the voting power of such surviving or acquiring corporation or parent party) of the Corporation or a sale of all or substantially all of the assets of the Corporation (any of which events is hereinafter referred to as a "Reorganization") shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 4.3.2. The Corporation shall give each holder of record of Series A Preferred Stock or Series B Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. Such notice shall describe the then known material terms and conditions of the impending transaction and the provisions of this
Section 4.3.2. The transaction shall in no event take place sooner than twenty
(20) days after the Corporation has given such notice provided for herein; provided, however, that such

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periods may be shortened and such notice may be waived upon the written consent of the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock, voting together as a single class.

                      (c) Distributions Other Than Cash. Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. Any securities shall be valued as follows:

                          (i) Securities not subject to investment letter or
other similar restrictions on free marketability:

                                    (A) If traded on a securities exchange or
               The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                                    (B) If actively traded over-the-counter, the
               value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                                    (C) If there is no active public market, the
               value shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                          (ii) The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 4.3.2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

               4.3.3 No Reissuance of the Preferred Stock. No share or shares of the Series A Preferred Stock or Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock and/or Series B Preferred Stock accordingly.

               4.3.4 Conversion. The holders of Series A Preferred Stock and Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                      (a) Right to Convert. Each share of Series A Preferred Stock and each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price or the Original Series B Issue Price, respectively, by the conversion price applicable to such share, determined as hereafter provided, in effect on the date of conversion. The conversion price per share applicable to the Series A Preferred Stock (the "Series A Conversion Price") shall initially be Ninety-Four and Thirty-Four One-Hundredths Cents ($.9434)

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per share; provided, however that the Series A Conversion Price shall be subject to adjustment as set forth in subsection (d). The conversion price per share applicable to the Series B Preferred Stock (the "Series B Conversion Price") shall initially be the Original Series B Issue Price for such share; provided, however that the Series B Conversion Price shall be subject to adjustment as set forth in subsection (d).

                      (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price in effect at the time immediately upon (a) the closing of a firm commitment underwritten public offering by the Corporation of its shares of Common Stock pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in an offering with cash proceeds to the Corporation (net of underwriting discounts and commissions) of not less than $20,000,000, at a per share price of not less than Nine Dollars and Eighty-Five Cents ($9.85) per share (as adjusted for any stock splits, combinations or dividends following the effectiveness of this Amended and Restated Certificate of Incorporation with respect to the Common Stock) ("Qualified Public Offering"), or (b) upon the vote or written consent of holders of not less than a majority of the then-outstanding shares of Series A Preferred Stock. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Series B Conversion Price in effect at the time immediately upon (a) the closing of a firm commitment underwritten public offering by the Corporation of its shares of Common Stock pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in an offering with cash proceeds to the Corporation (net of underwriting discounts and commissions) of not less than $20,000,000, at a per share price of not less than Nine Dollars and Eighty-Five Cents ($9.85) per share (as adjusted for any stock splits, combinations or dividends following the effectiveness of this Amended and Restated Certificate of Incorporation with respect to the Common Stock) ("Qualified Public Offering"), or (b) upon the vote or written consent of holders of not less than a majority of the then-outstanding shares of Series B Preferred Stock.

                      (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock or Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to subsection 4.3.4(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock or Series B Preferred Stock, and shall give written notice to this Corporation at its principal corporate office of such holder's election to convert the same, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holders, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A or Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. In the event of an automatic conversion pursuant to subsection 4.3.4(b), the outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be converted automatically without further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A or Series B Preferred Stock are delivered to the

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Corporation or its transfer agent. If the conversion is in connection with a
Qualified Public Offering, the conversion may, at the option of any holder tendering Series A or Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person or persons entitled to receive the Common Stock upon conversion of Series A or Series B Preferred Stock shall not be deemed to have converted such Series A or Series B Preferred Stock until immediately prior to the closing of such sale of securities.

                      (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Series A Conversion Price and the Series B Conversion Price shall be subject to adjustment from time to time as follows:

                             (i) Adjustment for Certain Dilutive Issuances.

                                    (A) Upon each issuance by this Corporation
following the effective date of this Amended and Restated Certificate of Incorporation of any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to the issuance of such Additional Stock, then the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to each issuance shall forthwith (except as otherwise provided in this subsection (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Stock plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued would purchase at the Conversion Price in effect for such series immediately prior to such issuance, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock plus the number of shares of such Additional Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock shall be calculated as if all shares of all series of Preferred Stock had been fully converted into shares of Common Stock immediately prior to such issuance, and any outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities shall be treated in the manner set forth in subsection (i)(E) below.

                                    (B) No adjustment of the Series A Conversion
Price or Series B Conversion Price shall be made in an amount less than One Cent ($0.01) per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward, and upon such adjustment the Series A Conversion Price or Series B Conversion Price, as applicable, shall be rounded up or down to the nearest cent. Except to the limited extent provided for in subsections (i)(E)(3) and (E)(4), no adjustment of the Series A Conversion Price or Series B Conversion Price pursuant to this subsection (i) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                    (C) In the case of the issuance of Common
Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.


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                                    (D) In the case of the issuance of the
Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

                                    (E) In the case of the issuance of options
to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection (i) and subsection (ii):

                                         (1) The aggregate maximum number of
shares of Common Stock deliverable upon exercise (whether or not then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections (i)(C) and (D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                                         (2) The aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange (whether or not then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections (i)(C) and (D)).

                                         (3) In the event of any change in the
number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                         (4) Upon the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price or Series B Conversion Price, as applicable, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.


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                                         (5) The number of shares of Common
Stock deemed issued and the consideration deemed paid therefor pursuant to subsections (i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection
(i)(E)(3) or (4).

                             (ii) "Additional Stock" shall mean any shares of
Common Stock issued (or deemed to have been issued pursuant to subsection
(i)(E)) by this Corporation other than the following:

                                    (A) Common Stock issued pursuant to a
transaction described in subsection (iii) hereof;

                                    (B) shares of Common Stock issuable or
issued to employees, independent contractors, consultants, officers or directors of the Corporation pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this Corporation (the "Permitted Employee Shares");

                                    (C) Common Stock issued upon conversion of
shares of Series A or Series B Preferred Stock;

                                    (D) shares of Common Stock issued or
issuable in a public offering in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

                                    (E) shares of Common Stock issued in
connection with the acquisition of all or part of another company by the Corporation by merger or other reorganization, or by purchase of all or part of the assets of another company, pursuant to a plan or arrangement approved by the Board of Directors and by holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock;

                                    (F) shares of Common Stock issued in
connection with equipment lease or bank financings, as approved by the Board of Directors of the Corporation; or

                                    (G) shares of Common Stock issued upon the
exercise of warrants issued prior to the effective date of this Amended and Restated Certificate of Incorporation.

                             (iii) Adjustment for Splits and Dividends. In the
event the Corporation should at any time or from time to time following the effectiveness of this Amended and Restated Certificate of Incorporation fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price and Series B Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock or Series B Preferred Stock,

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respectively, shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                             (iv) Adjustment for Combinations. If the number of
shares of Common Stock outstanding at any time following the effectiveness of this Amended and Restated Certificate of Incorporation is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price and Series B Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of the Series A Preferred Stock or Series B Preferred Stock, respectively, shall be decreased in proportion to such decrease in outstanding shares.

                      (e) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection (iii), then, in each such case, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A or Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                      (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4.3.4 or Section 4.3.2 of this Article IV), provision shall be made so that the holders of Series A Preferred Stock and Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such shares the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section
4.3.4 with respect to the rights of the holders of Series A Preferred Stock and Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 4.3.4 (including adjustment of the Series A Conversion Price and Series B Conversion Price then in effect and the number of shares purchasable upon conversion of Series A or Series B Preferred Stock) shall be applicable after that event as nearly equivalent as is practicable.

                      (g) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.3.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A and Series B Preferred Stock against impairment.

                      (h) No Fractional Shares and Certificate as to
Adjustments.

                          (i) No fractional shares shall be issued upon the
conversion of any share or shares of Series A or Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of

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

Series A Preferred Stock or Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion

                          (ii) Upon the occurrence of each adjustment or
readjustment of the Series A Conversion Price or Series B Conversion Price pursuant to this Section 4.3.4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock or Series B Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price or Series B Conversion Price, as applicable, at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock or Series B Preferred Stock, as applicable.

                          (iii) Reservation of Stock Issuable Upon Conversion.
This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A and Series B Preferred Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A and Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A or Series B Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

                          (iv) Notices. Any notice required by the provisions of
this Section 4.3.4 to be given to the holders of shares of Series A or Series B Preferred Stock shall be deemed given if deposited in the United States registered or certified mail, postage prepaid, return receipt requested and addressed to each holder of record at his address appearing on the books of this Corporation.

               4.3.5 Redemption. Commencing (i) on or after June 4, 2004 and for a period of one (1) month thereafter, (ii) on or after June 4, 2005 and for a period of one (1) month thereafter or (iii) on or after June 4, 2006 and for a period of one (1) month thereafter, upon the option and written election of any holder of the Series A Preferred Stock or Series B Preferred Stock, the Corporation shall redeem in three (3) equal annual installments (each payment date being referred to herein as a "Redemption Date") that number of outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, requested to be redeemed by such holder. The Corporation shall redeem all shares of Series A Preferred Stock and Series B Preferred Stock to be redeemed hereunder by paying for each share in cash an amount equal to the Original Series A Issue Price or the Original Series B Issue Price, as applicable (as adjusted for stock splits, stock dividends or similar events) plus all declared but unpaid dividends, if any, such amount being referred to herein as the "Redemption Price" for such shares.

                          (i) Surrender of Stock. On or before each Redemption
Date, each holder of shares of Series A Preferred Stock or Series B Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all shares represented by such certificate are redeemed, a new certificate will be issued representing the unredeemed shares.

                          (ii) Partial Redemption. From and after each
Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders as to the shares of Series A Preferred Stock to be redeemed on such date (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of any series of Preferred Stock that may from time to time come into existence, if the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock and Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of such shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares proportionately based upon the respective Redemption Prices among the holders of Series A Preferred Stock and Series B Preferred Stock to be redeemed as of the Redemption Date. The shares of Series A Preferred Stock and Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of any series of Preferred Stock that may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock and Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed in accordance with the foregoing provisions.

                          (iii) Redemption Mechanics. If holders of outstanding
shares of Series A Preferred Stock or Series B Preferred Stock elect to have the Corporation redeem a portion or all of their outstanding shares of Preferred Stock as aforesaid, written notice to that effect shall be given by such holders to the Corporation at least sixty (60) days prior to the applicable Redemption Date, which notice shall also set forth the date fixed for redemption pursuant to this Section 4.3.5. If such notice is given, then at least forty-five (45) days prior to the applicable Redemption Date, written notice (hereinafter referred to as the "Redemption Notice") shall be mailed, postage prepaid, by the Corporation to each other holder of record of Series A Preferred Stock and each other holder of record of Series B Preferred Stock, at its address shown on the records of the Corporation. The Redemption Notice shall contain the following information: (a) the number of shares of Series A Preferred Stock and Series B Preferred Stock which are to be redeemed by the Corporation and the total number of shares of Series A Preferred Stock and Series B Preferred Stock held by all other holders; and (b) the Redemption Date and the applicable Redemption Prices for such shares. Following receipt of the Redemption Notice, additional holders may elect to participate in the redemption by delivery of written notice to that effect given by such holders to the Corporation at least twenty (20) days prior to the Redemption Date. Three (3) days prior to the applicable Redemption Date, the Corporation shall deposit the aggregate Redemption Prices for the Series A Preferred Stock and Series B Preferred Stock surrendered for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares surrendered for redemption and not yet redeemed. Simultaneously, this Corporation shall deposit irrevocable instructions and authority to such bank or trust company to publish the Redemption Notice thereof (or to complete such publication if theretofore commenced) and to pay, on and after the applicable Redemption Date, the Redemption Price of the Series A Preferred Stock or the Series B Preferred Stock, as applicable, to the holders thereof upon surrender of their certificates. Any moneys deposited by the Corporation pursuant to this
Section 4.3.5 for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section 4.3.4 no later than the close of business on the applicable Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 4.3.5 remaining unclaimed at the expiration of one year following the applicable Redemption Date shall thereafter be returned to the Corporation, provided that the shareholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Series A Preferred Stock or Series B Preferred Stock, as applicable, and payment of any bond requested by the Corporation, to receive such monies, but without interest, from the applicable Redemption Date.

               4.3.6  Voting Rights.

                      (a) The holder of each share of Series A Preferred Stock or Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such share could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock; provided, however, that the rights of holders of Series A Preferred Stock and/or Series B Preferred Stock to vote for directors shall be limited to the rights set forth in Subsection 4.3.6(b) below, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote as a single class, unless otherwise prohibited by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock and Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                      (b) Until the closing of the Corporation's Qualified Public Offering, two (2) of the members of the Board of Directors shall be elected, removed or replaced solely by the vote of the holders of the Series A Preferred Stock, voting as a separate class, one (1) of the members of the Board of Directors shall be elected, removed or replaced solely by the vote of the holders of the Series B Preferred Stock, voting as a separate class, two (2) of the members of the Board of Directors shall be elected, removed or replaced solely by the vote of the holders of the Common Stock, voting as a separate class, and the remaining members, if any, will be elected, removed or replaced by a vote of the outstanding shares of Common Stock and Preferred Stock voting together as a single class, with each share of Preferred Stock being entitled to a number of votes equal to the number of shares of Common Stock into which such share is then convertible. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only a director or directors elected by the same class of shareholders as those who would be entitled to vote to fill such vacancy, if any, shall vote to fill such vacancy. No action by members of the Board of Directors filling a vacancy on the Board of Directors shall be effective until ten (10) days after all Board members who do not have a right to vote on such appointment have received notice thereof. A majority of the Board members entitled to receive such notice may waive such notice requirement on behalf of all such Board members. In the

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

event there are no directors remaining elected by the applicable class of shareholders, the vacancy shall be filled by the affirmative vote of the holders of a majority of the shares of such class.

               4.3.7 Protective Provisions of Series A and Series B Preferred Stock. So long as at least 500,000 shares of Series A Preferred Stock (as adjusted for stock splits, combinations or similar events) are outstanding, or at least 1,200,000 shares of Series B Preferred Stock (as adjusted for stock splits, combinations or similar events) are outstanding, this Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding shares of such series that are entitled to vote with respect thereto, take any of the following actions:

                      (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation ) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of;

                      (b) alter or change the rights, preferences or privileges of the shares of such series of Preferred Stock so as to affect adversely the shares;

                      (c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or Common Stock;

                      (d) create (by new authorization, reclassification, recapitalization or otherwise) any class or series of stock or any other securities convertible into equity securities of this Corporation having a preference over, or being on a parity with, the rights, preferences or privileges of the Series A Preferred Stock and Series B Preferred Stock;

                      (e) effect a reclassification or recapitalization of the outstanding capital stock of the Corporation in which any capital stock has any preference or priority as to dividends or assets senior to or on parity with the preferences of the Series A Preferred Stock and Series B Preferred Stock;

                      (f) amend or waive any provision of the Corporation's Amended and Restated Certificate of Incorporation relating to such series of Preferred Stock;

                      (g) authorize or pay any cash dividends with respect to any share or shares of Common Stock;

                      (h) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment; or

                      (i) effect the dissolution, liquidation or winding up of the Corporation.

        4.4 Common Stock.

               4.4.1 Dividend Rights. Subject to the prior rights of holders of Preferred Stock and all other classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

               4.4.2 Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 4.3.2 of this Article IV.

               4.4.3 Redemption. The Common Stock is not redeemable.

               4.4.4 Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                    ARTICLE V

                 BOARD OF DIRECTORS AND MEETINGS OF STOCKHOLDERS

                      (a) The business and affairs of the Corporation shall be managed by or under the director of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the Board of Directors.

                      (b) Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.

                                   ARTICLE VI

                       LIMITATION OF DIRECTORS' LIABILITY

        A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or
(iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article VI by the stockholders of the

Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE VII

                            INDEMNIFICATION OF AGENTS

        To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

                                  ARTICLE VIII

                               AMENDMENT OF BYLAWS

        The Board of Directors of the Corporation shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation, subject to the right of stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.


                                   ARTICLE IX


                    AMENDMENT OF CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                *      *      *

        FIFTH: The foregoing Amended and Restated Certificate of Incorporation has been approved by the Board of Directors by written consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware.

        SIXTH: The foregoing Amended and Restated Certificate of Incorporation has been approved by the stockholders of the Corporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

        SEVENTH: The foregoing Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned have executed this certificate and do affirm the foregoing as true under penalty of perjury this 16th day of February, 2000.



                                            /s/ Richard Rasmus
                                            -----------------------------------
                                            Richard Rasmus, President